EXHIBIT 99.2

NaturalNano, Inc. Provides Shareholder Update Letter

MADEIRA BEACH, Fla., Jan. 4, 2017 /PRNewswire/ -- NaturalNano, Inc. (OTC Pink: NNAN) (the "Company"), a Nevada corporation is a provider of shrimp in the United States is pleased to provide shareholder update letter from Colm Wrynn the CEO.

To Our Valued Shareholders:

We are pleased to provide an update on the recent milestones we have achieved in our first full quarter of operations as NaturalNano, and discuss our vision for the Company's future. We wish to take this opportunity to recount our recent corporate actions and business activities.

NaturalNano, has achieved substantive progress as we implement plans to create and capture shareholder value. To that end, we are pursuing an expansive growth while capitalizing on our diverse opportunities across the United States and overseas. We expect the next six months to mark a major inflection point in our growth.

According to National Fisheries Institute (NFI), shrimp is the most consumed seafood within the United States at over 4 pounds of shrimp consumed per person in the United States annually. Shrimps come in many varieties which are differentiated by their color.

We specialize in the a very high quality, domestic and wild caught shrimp called Key West Pink Shrimp also referred to as "pinks". They derive their name from their pink color which is the result of growing up in the coral sands off the west coast of Florida. Key West Pink Shrimp are also great tasting and may be enjoyed as "peel and eat" or in a wide variety of recipes. The harvesting season for "Pinks" is from November through June. Throughout the year, Omni also purchases and sells "Brown" and "White" shrimp also grown in the United States and harvested in the wild.

Omni believes that it differentiates itself from its competitors not only by the quality of its product but its relationships with Shrimp boat captains and fishermen, shrimp seafood company owners and some of the top shrimp processors in the U.S. These relationships allow Omni to get its product to market as quickly as possible in order to guarantee freshness and taste. The vessels who supply our shrimp have refrigeration units and freezing capabilities on board which locks in freshness. Additionally, we use a large, approved, industry accepted processor in Louisiana which allows our haul to get out to the dining public within two to three days of catch resulting in delivery of fresh shrimp with uncompromised taste to our customers.

Most consumers in the United States are not aware of the origin of their store-bought or restaurant purchased shrimp.   Omni's shrimp product is free of pesticide, chemicals and antibiotics, caught in the U.S. and wild caught, facts that we believe are highly attractive, becoming more and more sought after and beneficial in terms of our eventual marketing success.

Management is strongly optimistic that it has positioned the Company to capitalize on the high growth segments of the burgeoning shrimp and seafood markets.

REVENUE FORECAST

Revenue for the period from January 1, 2016 to June 23, 2016 (date of acquisition) totaled $1,199,948 and the cost of goods sold was $1,043,928. Net margin of $156,020 resulted in a gross profit percentage of 13%. The company has targeted $3 million in revenue for next year as its goal and revenues of more than $2,000,000.00 for FY 2016.

CAPITAL STRUCTURE

NaturalNano, currently has 3,342,225 shares outstanding as of 9/14/16. Our authorized capital stock consists of 800 million shares of common stock. Our transfer agent in Continental Stock Transfer.

NAME AND SYMBOL CHANGE

We have filed an application with FINRA for the company name to become to Omni Shrimp, Inc. When then name change is approved we also expect to be issued a new trading symbol.

NEW WEBSITE

We are delighted to report that we have secured www.omnishrimp.com as our main corporate website domain. In addition to a comprehensive description of our products and services and related content, our website will provide links to our financial statements, corporate governance policies, stock price and share information, complete press release coverage, relevant corporate filings, media, events calendar and a subscriber option to receive automatic email alerts upon the issuance of future press releases and filings.

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